SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 7, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its August and year-to-date preliminary traffic statistics.

The Company flew 10.7 billion revenue passenger miles (RPMs) in August 2016, an increase of 3.6 percent from the 10.3 billion RPMs flown in August 2015. Available seat miles (ASMs) increased 4.6 percent to 12.7 billion in August 2016, as compared with August 2015 ASMs of 12.1 billion. The August 2016 load factor was 84.6 percent, as compared with 85.4 percent in August 2015. Based on these results and current trends, the Company continues to expect its third quarter 2016 operating revenue per ASM (RASM) to decline in the 3.5 to 4.5 percent range, as compared with third quarter 2015, with approximately 0.5 point of the decline resulting from the Company's July 2016 technology outage.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company’s control, on the Company’s business; (iii) the Company’s ability to timely and effectively maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the impact of labor matters on the Company's business; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

AUGUST
	2016	2015	Change
Revenue passengers carried	10,507,186	10,095,376	4.1%
Enplaned passengers	12,919,768	12,600,993	2.5%
Revenue passenger miles (000s)	10,711,587	10,342,510	3.6%
Available seat miles (000s)	12,665,121	12,105,854	4.6%
Load factor	84.6%	85.4%	(0.8) pts.
Average length of haul	1,019	1,024	(0.5)%
Trips flown	112,266	108,817	3.2%

YEAR-TO-DATE
	2016	2015	Change
Revenue passengers carried	82,564,316	78,381,410	5.3%
Enplaned passengers	100,657,455	95,998,728	4.9%
Revenue passenger miles (000s)	83,493,201	78,564,952	6.3%
Available seat miles (000s)	99,577,670	94,000,207	5.9%
Load factor	83.8%	83.6%	0.2 pts.
Average length of haul	1,011	1,002	0.9%
Trips flown	875,874	846,713	3.4%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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SW-T